EXHIBIT 99.1

TTM Technologies, Inc. Reports 2010 First Quarter Results

SANTA ANA, Calif., May 6, 2010 (GLOBE NEWSWIRE) -- TTM Technologies, Inc. (Nasdaq:TTMI), a major global printed circuit board (PCB) manufacturer, today reported results for the first quarter of 2010, ended March 29, 2010.

2010 Highlights

  Completed business combination with Meadville Holdings Limited's PCB business, creating one of the largest PCB manufacturers in the world with pro forma 2009 annual revenue of $1.2 billion.
  Gross margin in the first quarter 2010 expanded to 19.5 percent from 18.5 percent in the fourth quarter 2009.
  TTM's average panel price and book to bill improved quarter over quarter as North American PCB demand strengthened.

First Quarter 2010 Financial Results – GAAP

"TTM's first quarter marks a milestone in our transformation to a stronger, world class leader in PCB manufacturing," said Kent Alder, President and CEO of TTM. "With the completion of the Meadville acquisition, and a restructuring that has better matched our North American footprint to demand, we are now well-positioned to foster future growth in the U.S. and abroad."

First quarter net sales of $138.2 million decreased $11.7 million, or 7.8 percent, from fourth quarter net sales of $149.9 million. The decline in net sales was due primarily to the closure of the Los Angeles, California facility in the fourth quarter as well as the acceleration of order deliveries from the first quarter into the fourth quarter to meet customer requests.

First quarter operating income of $9.9 million was an improvement over fourth quarter operating income of $6.6 million. TTM recorded $2.8 million and $6.8 million in charges related to previously announced plant closures, impairment of long-lived assets and the Meadville Holdings transaction in the first quarter 2010 and fourth quarter 2009, respectively. Net income for the first quarter was $4.5 million, or $0.10 per diluted share, compared to net income in the fourth quarter of $2.4 million, or $0.05 per diluted share.

"With demand improving, and with the restructuring activities we began in 2009 largely completed, we expect to see improving revenue and profitability in the second quarter from our U.S. business," Alder said.

First Quarter 2010 Financial Results – Non-GAAP

Non-GAAP results for the fourth quarter exclude amortization of intangibles, stock-based compensation expense, non-cash interest expense, asset impairment and restructuring charges, inventory write-down, costs related to the Meadville Holdings transaction and miscellaneous closing costs as well as the income tax effects related to these expenses.

First quarter 2010 non-GAAP net income was $8.6 million, or $0.19 per diluted share. This compares to fourth quarter 2009 non-GAAP net income of $8.3 million, or $0.19 per diluted share.

Excluding asset impairment charges, adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization) for the first quarter was $15.1 million, or 10.9 percent of net sales, compared to fourth quarter adjusted EBITDA of $14.7 million, or 9.8 percent of net sales.

First Quarter 2010 Segment Information

TTM Technologies reports two operating segments: PCB Manufacturing and Backplane Assembly.

For the PCB Manufacturing segment, first quarter 2010 net sales (before inter-company sales) were $122.9 million, compared with $128.2 million in the fourth quarter 2009. First quarter operating segment income (before amortization of intangibles) was $10.5 million compared to operating segment income of $5.1 million in the fourth quarter. Excluding charges related to plant closure, impairment of long-lived assets and transaction costs, first quarter operating income (before amortization of intangibles) for the PCB Manufacturing segment would have been $12.9 million for the first quarter compared to fourth quarter operating segment income of $11.8 million.

For the Backplane Assembly segment, first quarter net sales (before inter-company sales) were $21.7 million, compared with $29.3 million in the fourth quarter. First quarter operating segment income (before amortization of intangibles) was $0.2 million compared to operating segment income of $2.4 million in the fourth quarter. Excluding charges related to plant closure, first quarter operating income (before amortization of intangibles) for the Backplane Assembly segment would have been $0.5 million compared to fourth quarter operating segment income of $2.5 million. The decline in operating income in the Backplane Assembly segment is due primarily to the closure of the Hayward, California facility.

Balance Sheet

Cash and cash equivalents, restricted cash and short-term investments at the end of the first quarter totaled $222.9 million, an increase of $7.2 million from $215.7 million at the end of the fourth quarter.

Second Quarter 2010 Forecast

For the second quarter of 2010, TTM estimates revenue will more than double in a range from $290 million to $310 million, GAAP earnings in a range from $0.03 to $0.12 per diluted share and non-GAAP earnings in a range from $0.16 to $0.25 per diluted share, as a result of incorporating Meadville Holdings' results beginning April 9, 2010. TTM issued 36.3 million shares as part of the Meadville purchase price. As a result, diluted share count for the second quarter will be approximately 76.5 million shares.

To Access the Live Webcast/Conference Call

The company will host a conference call and webcast to discuss the first quarter results and the second quarter 2010 outlook on May 6, 2010, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time).

To listen to the live webcast, log on to the TTM Technologies website at http://www.ttmtech.com. To access the live conference call, dial 1-877-941-8609 or 1-480-629-9818.

To Access a Replay of the Webcast

The call and the presentation will be available for replay until May 13, 2010, on TTM Technologies' website at http://www.ttmtech.com.

A telephone replay also will be available beginning two hours after the conclusion of the conference call. You may access the telephone replay by dialing 1-303-590-3030 or 1-800-406-7325 and entering confirmation code 4283045.

About Our Non-GAAP Financial Measures

This release includes information about the Company's non-GAAP net income and non-GAAP earnings per share, which are non-GAAP financial measures. Management believes that both measures - which exclude amortization of intangibles, stock-based compensation expense, non-cash interest expense on our convertible debt, asset impairment and restructuring charges, inventory write-down related to facility closures, costs related to the Meadville Holdings transaction and miscellaneous closing costs as well as the associated tax impact of these charges - provide additional useful information to investors regarding the Company's ongoing financial condition and results of operations.

A material limitation associated with the use of the above non-GAAP financial measures is that they have no standardized measurement prescribed by GAAP and may not be comparable with similar non-GAAP financial measures used by other companies. The Company compensates for these limitations by providing full disclosure of each non-GAAP financial measure and reconciliation to the most directly comparable GAAP financial measure. However, the non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Safe Harbor Statement

This release contains forward-looking statements that relate to future events or performance. These statements reflect the company's current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the company's dependence upon the electronics industry, the impact of the current economic crisis, the company's dependence upon a small number of customers, the unpredictability of and potential fluctuation in future revenues and operating results, increased competition from low-cost foreign manufacturers and other "Risk Factors" set forth in the company's most recent SEC filings.

About TTM

TTM Technologies, Inc. is a major global printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs and the backplane and sub-system assembly business. TTM stands for time-to-market, representing how the company's time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttmtech.com.

The TTM Technologies logo is available at  http://www.globenewswire.com/newsroom/prs/?pkgid=5691

TTM TECHNOLOGIES, INC.
Selected Unaudited Financial Information
(In thousands, except per share data)

	First Quarter		Fourth Quarter
	2010	2009(1)	2009

CONSOLIDATED STATEMENTS OF OPERATIONS

Net sales	$ 138,219	$ 148,997	$ 149,924
Cost of goods sold	111,246	124,728	122,250

Gross profit	26,973	24,269	27,674

Operating expenses:
Selling and marketing	6,727	7,178	6,480
General and administrative	9,037	8,396	11,088
Amortization of definite-lived intangibles	791	860	860
Restructuring charges	50	2,460	481
Impairment of long-lived assets	500	343	2,125
Total operating expenses	17,105	19,237	21,034

Operating income	9,868	5,032	6,640

Interest expense	(2,781)	(2,715)	(2,802)
Interest income	61	99	111
Other, net	(69)	(108)	305

Income before income taxes	7,079	2,308	4,254
Income tax provision	(2,594)	(881)	(1,887)

Net income	$ 4,485	$ 1,427	$ 2,367

Earnings per common share:
Basic	$ 0.10	$ 0.03	$ 0.05
Diluted	$ 0.10	$ 0.03	$ 0.05

Weighted average common shares:
Basic	43,310	42,880	43,172
Diluted	43,979	43,219	43,930

SELECTED BALANCE SHEET DATA
	March 29, 2010	December 31, 2009
Cash and cash equivalents	$ 102,886	$ 94,347
Restricted cash	120,000	120,000
Short-term investments	--	1,351
Accounts receivable, net	98,355	89,519
Inventories	61,977	60,153
Total current assets	396,616	382,559
Property, plant and equipment, net	88,250	88,577
Other non-current assets	68,469	71,922
Total assets	553,335	543,058

Accounts payable	40,608	37,867
Total current liabilities	62,452	59,447
Convertible senior notes, net	141,191	139,882
Total long-term liabilities	143,837	142,694
Stockholders' equity	347,046	340,917
Total liabilities and stockholders' equity	553,335	543,058

SUPPLEMENTAL DATA
	First Quarter		Fourth Quarter
	2010	2009	2009
EBITDA	$ 14,563	$ 10,785	$ 12,594
EBITA	$ 10,680	$ 5,911	$ 7,945

Gross margin	19.5%	16.3%	18.5%
EBITDA margin	10.5	7.2	8.4
Operating margin	7.1	3.4	4.4

End Market Breakdown:
	First Quarter		Fourth Quarter
	2010	2009	2009

Aerospace/Defense	42%	45%	42%
Networking/Communications	33	33	38
Computing/Storage/Peripherals	13	12	10
Medical/Industrial/Instrumentation/Other	12	10	10

Stock-based Compensation:
	First Quarter		Fourth Quarter
	2010	2009	2009
Amount included in:
Cost of goods sold	$ 328	$ 419	$ 412
Selling and marketing	108	145	134
General and administrative	976	1,043	1,021
Total stock-based compensation expense	$ 1,412	$ 1,607	$ 1,567

Operating Segment Data:
	First Quarter		Fourth Quarter
Net sales:	2010	2009	2009
PCB Manufacturing	$ 122,941	$ 132,277	$ 128,207
Backplane Assembly	21,702	24,908	29,332
Total sales	144,643	157,185	157,539
Inter-company sales	(6,424)	(8,188)	(7,615)
Total net sales	$ 138,219	$ 148,997	$ 149,924

Operating segment income:
PCB Manufacturing	$ 10,501	$ 4,400	$ 5,118
Backplane Assembly	158	1,492	2,382
Total operating segment income	10,659	5,892	7,500
Amortization of definite-lived intangibles	(791)	(860)	(860)
Total operating income	9,868	5,032	6,640
Total other expense	(2,789)	(2,724)	(2,386)
Income before income taxes	$ 7,079	$ 2,308	$ 4,254

RECONCILIATIONS(2)
	First Quarter		Fourth Quarter
	2010	2009	2009
EBITA/EBITDA reconciliation:
Net income	$ 4,485	$ 1,427	$ 2,367
Add back items:
Income tax provision	2,594	881	1,887
Interest expense	2,781	2,715	2,802
Amortization of definite-lived intangibles	820	888	889
EBITA	10,680	5,911	7,945

Depreciation expense	3,883	4,874	4,649
EBITDA	$ 14,563	$ 10,785	$ 12,594

Add back: Impairment of long-lived assets	500	343	2,125
Adjusted EBITDA	$ 15,063	$ 11,128	$ 14,719

Non-GAAP EPS reconciliation(3):
GAAP net income	$ 4,485	$ 1,427	$ 2,367
Add back items:
Amortization of definite-lived intangibles	820	888	889
Stock-based compensation	1,412	1,607	1,567
Non-cash convertible debt interest expense	1,440	1,096	1,410
Impairment of long-lived assets	500	343	2,125
Restructuring charges	50	2,460	481
Inventory write-down related to facility closures	284	--	--
Meadville Holdings transaction costs	1,798	--	4,004
Miscellaneous closing costs	137	--	160
Income tax effects	(2,360)	(2,441)	(4,718)
Non-GAAP net income	$ 8,566	$ 5,380	$ 8,285

Non-GAAP earnings per diluted share	$ 0.19	$ 0.12	$ 0.19

(1) Certain reclassifications of prior year amounts have been made to conform to the current year presentation. Beginning in the second quarter of 2009, the Company reports gains and losses from the sale or disposal of property, plant and equipment as component of general and administrative expenses in the consolidated condensed statements of operations. Prior to the second quarter 2009, the gains and losses from the sale or disposal of property, plant and equipment were included as a component of cost of goods sold.

(2) This information provides a reconciliation of EBITA / EBITDA / Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to the financial information in our consolidated statements of operations.

(3) This information provides non-GAAP net income and non-GAAP EPS, which are non-GAAP financial measures. Management believes that both measures -- which exclude amortization of intangibles, stock-based compensation expense, non-cash interest expense on our convertible debt (before consideration of capitalized interest), asset impairment and restructuring charges, inventory write-down related to facility closures, costs related to the Meadville Holdings transaction and miscellaneous closing costs as well as the associated tax impact of these charges -- provide additional useful information to investors regarding the Company's ongoing financial condition and results of operations.

"EBITDA" means earnings before interest expense, income taxes, depreciation and amortization. "EBITA" means earnings before interest expense, income taxes and amortization. We present EBITDA / EBITA / Adjusted EBITDA to enhance the understanding of our operating results. EBITDA / EBITA / Adjusted EBITDA is a key measure we use to evaluate our operations. In addition, we provide our EBITDA / EBITA / Adjusted EBITDA because we believe that investors and securities analysts will find EBITDA / EBITA / Adjusted EBITDA to be a useful measure for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements. However, EBITDA / EBITA / Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with accounting principles generally accepted in the United States of America.
CONTACT:  TTM Technologies, Inc.
          Steve Richards, Chief Financial Officer
          (714) 241-0303
          investor@ttmtech.com